UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2012

PARKER DRILLING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-07573	73-0618660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Greenway Plaza, Suite 100 Houston, Texas		77046
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 406-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 25, 2012, Parker Drilling Company (the “Company”) and certain wholly owned subsidiary guarantors (the “Guarantors”) entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Barclays Capital Inc., RBS Securities Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Natixis Securities Americas LLC (collectively, the “Initial Purchasers”) in connection with the closing of the sale of the Company’s 9 1/8% Senior Notes due 2018 (the “Senior Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). Under the Registration Rights Agreement, the Company and the Guarantors agreed to use their commercially reasonable best efforts to file with the United States Securities and Exchange Commission and cause to become effective a registration statement relating to an offer to issue new notes having terms substantially identical to the Senior Notes in exchange for outstanding Senior Notes. In certain circumstances, the Company and the Guarantors may be required to use commercially reasonable best efforts to file a shelf registration statement to cover resales of the Senior Notes. The Company may be required to pay additional interest to holders of the Senior Notes under certain circumstances in connection with its obligations under the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete document, which is filed as Exhibit 10.1 to this report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 25, 2012, the Company issued $125,000,000 aggregate principal amount of its Senior Notes pursuant to an Indenture, dated as of March 22, 2010 (the “Indenture”), among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”). The Senior Notes are general unsecured senior obligations of the Company. The Senior Notes rank equal in right of payment with all of the Company’s existing and future senior unsecured indebtedness. The Senior Notes are jointly and severally guaranteed by substantially all of the Company’s direct and indirect domestic subsidiaries other than immaterial subsidiaries and subsidiaries generating revenue primarily outside the United States.

Interest and Maturity

The Senior Notes will mature on April 1, 2018. Interest on the Senior Notes will accrue from April 1, 2012 at the rate of 9 1/8% per annum and will be payable on April 1 and October 1 of each year, beginning on October 1, 2012.

Optional Redemption

At any time prior to April 1, 2013, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Senior Notes at a redemption price of 109.125% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the redemption date with the net cash proceeds of certain equity offerings by the Company, provided that

(1)	at least 65% of the aggregate principal amount of Senior Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Senior Notes held by the Company and its subsidiaries); and

(2)	the redemption occurs within 120 days of the date of the closing of such equity offering.

On and after April 1, 2014, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at redemption prices (express as percentages of the principal amount) equal to 104.563% for the twelve-month period beginning on April 1, 2014, 102.281% for the twelve-month period beginning on April 1, 2015 and 100.000% beginning on April 1, 2016, plus accrued and unpaid interest and additional interest, if any.

Change of Control

If a Change of Control (as defined in the Indenture) occurs, the Company must offer to repurchase the Senior Notes at 101% of the principal amount of the Senior Notes, plus accrued and unpaid interest to the date of repurchase.

The foregoing description of the Senior Notes is not complete and is qualified in its entirety by reference to the complete Indenture, which was filed as Exhibit 4.1 to the Company’s Form 8-K filed on March 22, 2010.

Item 8.01 Other Events

On April 25, 2012, the Company announced the closing of its previously announced sale of $125 million aggregate principal amount of 9 1/8% Senior Notes due 2018 in a private offering. A copy of the press release is filed as Exhibit 99.1 to this report.

The press release is incorporated by reference into this Item 8.01 and the foregoing description is qualified in its entirety by reference to such exhibit.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Registration Rights Agreement, dated as of April 25, 2012, among Parker Drilling Company, the Guarantors named therein, and the Initial Purchasers.

99.1	Press Release announcing closing of notes offering issued by Parker Drilling Company, dated April 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY

Date: April 26, 2012	By:	/s/ Jon-Al Duplantier
Jon-Al Duplantier
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Registration Rights Agreement, dated as of April 25, 2012, among Parker Drilling Company, the Guarantors named therein, and the Initial Purchasers.

99.1	Press Release announcing closing of notes offering issued by Parker Drilling Company, dated April 25, 2012.

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